Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2019 SECOND QUARTER OPERATING RESULTS

AND PENSION SETTLEMENT CHARGE

Milwaukee, Wisconsin – January 24, 2019 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended December 30, 2018 and a $32.4 million non-cash pre-tax pension settlement charge that reduced diluted earnings per share in the current year quarter by $6.67. Without the charge adjusted diluted earnings per share in the current year quarter would have been $0.71.

Net sales for the Company’s fiscal second quarter ended December 30, 2018 were $112.9 million, compared to net sales of $103.2 million for the prior year quarter ended December 31, 2017. Net loss for the current year quarter was $22.2 million, compared to net income of $2.9 million in the prior year quarter. Diluted loss per share for the current year quarter was $5.96 compared to diluted earnings per share of $0.78 in the prior year quarter.

Exhibit 99.1

During the current year quarter, the Company completed a substantial portion of terminating the STRATTEC Pension Plan that was frozen on December 31, 2009. A non-cash pre-tax pension settlement charge of $32.4 million was recorded during the current year quarter ($24.8 million or $6.67 diluted per share after tax). A remaining non-cash compensation expense charge of approximately $8 million on a pre-tax basis (approximately $6.1 million after tax) is expected to be recorded in future periods when the Plan is fully terminated and the excess Plan assets are transferred to a STRATTEC defined contribution plan and subsequently paid out.

For the six months ended December 30, 2018, net sales were $230.1 million compared to net sales of $205.6 million during the prior year six month period. Net loss during the current year six month period was $18.7 million compared to net income of $5.3 million during the prior year six month period. Diluted loss per share was $5.03 for the current year six month period ended December 30, 2018 compared to diluted earnings per share of $1.44 for the prior year six month period ended December 31, 2017. As previously described, the non-cash pre-tax settlement charge of $32.4 million or $24.8 million after tax impacted the six month results ended December 30, 2018. See the following table for further explanation.

STRATTEC SECURITY CORPORATION

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES

(in thousands, except share and earnings per share data)

	Three Months Ended		Six Months Ended
	December 30,	December 31,	December 30,	December 31,
	2018	2017	2018	2017
	Unaudited	Unaudited	Unaudited	Unaudited

Net (loss) income (GAAP measure)	$(22,164)	$2,882	$(18,697)	$5,338

Pension termination settlement charge, net of tax	24,812	-	24,812	-

Adjusted net income	$2,648	$2,882	$6,115	$5,338

Diluted (loss) earnings per share (GAAP measure)	$(5.96)	$0.78	$(5.03)	$1.44

Pension termination settlement charge, net of tax	6.67	-	6.68	-

Adjusted diluted earnings per share	$0.71	$0.78	$1.65	$1.44

Exhibit 99.1

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in millions):

	Three Months Ended

	December 30, 2018	December 31, 2017

Fiat Chrysler Automobiles	$25.7	$22.0
General Motors Company	23.8	21.4
Ford Motor Company	16.1	16.1
Tier 1 Customers	18.5	16.5
Commercial and Other OEM Customers	21.4	19.8
Hyundai / Kia	7.4	7.4
TOTAL	$112.9	$103.2

The sales to Fiat Chrysler Automobiles in the current year quarter increased compared to the prior year quarter due to higher content on the components we supply on certain vehicles, in particular the Dodge Ram pickup truck. The increase in sales to General Motors Company in the current year quarter was primarily attributed to higher vehicle production volumes and content on products we supply. Sales to Ford Motor Company and Hyundai/Kia in the current year quarter were flat compared to the prior year quarter. Sales to Tier 1 Customers increased in the current year quarter due to higher production volumes. Sales to Commercial and Other OEM Customers during the current year quarter increased in comparison to the prior year quarter mainly due to new customer programs at Volkswagen. These customers, along with the Tier 1 Customers, primarily represent purchasers of vehicle access control products such as latches, fobs, driver controls and door handles, that we have developed in recent years to complement our historic core business of locks and keys.

Exhibit 99.1

The gross profit margins were 11.3 percent in the current year quarter compared to 12.3 percent in the prior year quarter. The decrease in gross profit margin in the current year quarter compared to the prior year quarter was attributed to a continuation from our previous quarter of higher production and expediting costs associated with new product launches occurring in fiscal year 2019 and to changes in product mix. The gross profit margins in the current year quarter were positively impacted by a favorable Mexican Peso to U.S. Dollar exchange rate affecting our operations in Mexico.

Engineering, Selling and Administrative expenses as a percentage of net sales decreased to 9.3 percent in the current year quarter from 9.8 percent in the prior year quarter.

Included in “Other Income, Net” in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	December 30,	December 31,
	2018	2017

Equity Earnings of VAST LLC Joint Venture	$1,487	$1,404
Equity (Loss) Earnings of STRATTEC Advanced Logic LLC Joint Venture	(11)	69
Net Foreign Currency Transaction Gain (Loss)	277	(64)
Other	(539)	173
	$1,214	$1,582

Frank Krejci, President and CEO commented: “I am very pleased, that after years of planning and effort, in this quarter we took the major step of contractually transferring our pension obligations to an insurance company, and did so without having to contribute any additional funds. Some companies are struggling with, or even worse, deferring focus on the enormous problem of unfunded pension liabilities. We have now eliminated that liability and its attendant risks from STRATTEC’s financial future.

Exhibit 99.1

We believe that we have created significant shareholder value by eliminating the risk of stock market volatility affecting our pension assets. If there is a downturn in the economy and the stock market, we no longer need to worry about having to make pension contributions when we may be least able to afford them. This is a very positive achievement, despite the ugly pension accounting treatment associated with a transaction of this type, and well worth the non-cash accounting hit in this quarter.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan. Under this relationship, STRATTEC, WITTE and ADAC market our companies' products to global customers under the “VAST” brand name. STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reaction to same from foreign countries and costs of operations (including fluctuations in the cost of raw materials). Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

Non-GAAP Financial Measures

This press release contains financial measures not prepared in accordance with generally accepted accounting principles (referred to as Non-GAAP), specifically “adjusted net income” and “adjusted diluted earnings per share.” “Adjusted net income” is defined as net (loss) income attributable to STRATTEC SECURITY CORPORATION shareholders excluding the pension termination settlement charge, net of tax. “Adjusted diluted earnings per share” is defined as “Adjusted net income” divided by average diluted shares of common stock outstanding. The Company believes that these Non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide additional information for evaluating STRATTEC’s performance and are important measures by which STRATTEC’s management is able to assess the profitability and liquidity of STRATTEC’s business. These Non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income (loss) as a measure of operating performance. These Non-GAAP measures may be different than Non-GAAP financial measures used by other companies.

Exhibit 99.1

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017

Net Sales	$112,913	$103,182	$230,072	$205,642

Cost of Goods Sold	100,177	90,536	202,153	179,533

Gross Profit	12,736	12,646	27,919	26,109

Engineering, Selling & Administrative Expenses	10,470	10,152	21,501	20,194

Income from Operations	2,266	2,494	6,418	5,915

Interest Income	-	3	-	7

Interest Expense	(404)	(253)	(811)	(456)

Pension Termination Settlement Charge	(32,434)	-	(32,434)	-

Other Income, Net	1,214	1,582	1,878	2,695

(Loss) Income Before (Benefit) Provision for Income Taxes and Non-Controlling Interest	(29,358)	3,826	(24,949)	8,161

(Benefit) Provision for Income Taxes	(7,760)	(9)	(7,780)	1,057

Net (Loss) Income	(21,598)	3,835	(17,169)	7,104

Net Income Attributable to Non-Controlling Interest	(566)	(953)	(1,528)	(1,766)

Net (Loss) Income Attributable to STRATTEC SECURITY CORPORATION	$(22,164)	$2,882	$(18,697)	$5,338

(Loss) Earnings Per Share:
Basic	$(6.03)	$0.79	$(5.10)	$1.47
Diluted	$(5.96)	$0.78	$(5.03)	$1.44

Average Basic Shares Outstanding	3,675	3,631	3,663	3,621

Average Diluted Shares Outstanding	3,718	3,715	3,715	3,698

Other
Capital Expenditures	$5,433	$6,778	$9,402	$14,349
Depreciation & Amortization	$4,076	$3,572	$8,123	$6,667

Exhibit 99.1

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	December 30, 2018	July 1, 2018
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$11,373	$8,090
Receivables, net	67,256	73,832
Inventories, net	47,988	46,654
Other current assets	19,707	22,527
Total Current Assets	146,324	151,103
Investment in Joint Ventures	22,989	22,192
Other Long Term Assets	11,732	17,338
Property, Plant and Equipment, Net	117,793	116,542
	$298,838	$307,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$35,652	$38,439
Other	30,272	30,354
Total Current Liabilities	65,924	68,793
Accrued Pension and Post Retirement Obligations	2,338	2,379
Borrowings Under Credit Facility	46,000	51,000
Other Long-term Liabilities	819	1,757
Shareholders’ Equity	316,374	331,375
Accumulated Other Comprehensive Loss	(18,648)	(33,439)
Less: Treasury Stock	(135,758)	(135,778)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	161,968	162,158
Non-Controlling Interest	21,789	21,088
Total Shareholders’ Equity	183,757	183,246
	$298,838	$307,175

Exhibit 99.1

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017

Cash Flows from Operating Activities:
Net (Loss) Income	$(21,598)	$3,835	$(17,169)	$7,104
Adjustments to Reconcile Net (Loss) Income to Cash Provided by Operating Activities:
Pension Settlement Charge	32,434	-	32,434	-
Equity Earnings in Joint Ventures	(1,476)	(1,473)	(2,385)	(2,499)
Depreciation and Amortization	4,076	3,572	8,123	6,667
Foreign Currency Transaction (Gain) Loss	(359)	(556)	69	(419)
Unrealized Loss (Gain) on Peso Forward Contracts	132	821	(93)	1,079
Deferred Income Taxes	(7,759)	(1,710)	(8,131)	(1,710)
Stock Based Compensation Expense	241	250	626	621
Change in Operating Assets/Liabilities	6,518	(4,027)	6,532	(9,772)
Other, net	(284)	(28)	(284)	(33)

Net Cash Provided by Operating Activities	11,925	684	19,722	1,038

Cash Flows from Investing Activities:
Repayment of Loan to Joint Venture	-	150	-	150
Additions to Property, Plant and Equipment	(5,433)	(6,778)	(9,402)	(14,349)
Proceeds Received on Sale of Property, Plant and Equipment	12	2	12	2
Net Cash Used in Investing Activities	(5,421)	(6,626)	(9,390)	(14,197)

Cash Flow from Financing Activities:
Borrowings on Line of Credit Facility	-	6,000	2,000	18,000
Payments on Line of Credit Facility	(5,000)	-	(7,000)	(2,000)
Dividends Paid to Non-Controlling Interest of Subsidiary	(200)	-	(984)	(2,017)
Dividends Paid	(515)	(509)	(1,029)	(1,017)
Exercise of Stock Options and Employee Stock Purchases	49	165	72	190

Net Cash (Used in) Provided by Financing Activities	(5,666)	5,656	(6,941)	13,156

Effect of Foreign Currency Fluctuations on Cash	190	173	(108)	27

Net Increase (Decrease) in Cash & Cash Equivalents	1,028	(113)	3,283	24

Cash and Cash Equivalents:
Beginning of Period	10,345	8,498	8,090	8,361
End of Period	$11,373	$8,385	$11,373	$8,385